SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                           Napro Biotherapeutics Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    630795102
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 630795102                     13G                    Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Canadian Growth Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     OO
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

     Napro Biotherapeutics Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

     Napro Biotherapeutics Inc.
     6304 Spine Road
     Unit A, Boulder, Co, 80301
     (303) 530-3891

Item 2(a)  Name of Person Filing:

     Royal Canadian Growth Fund

Item 2(b)  Address of Principal Business Office or, if None, Residence:

     Royal Canadian Growth Fund
     c/o The Royal Trust Company
     Royal Trust Tower, P.O. Box 7500, Station A
     77 King Street West, 6th Floor
     Toronto, Ontario  M5W 1P9

Item 2(a)  Citizenship:

     Canada

Item 2(d)  Title of Class of Securities:

     Common Stock

Item 2(e)  CUSIP Number:

     630795102

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o);

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8);

     (e)  [_]  An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
               (ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Section 240. 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with
               Section 240. 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

     (j)  [_]  Group, in accordance with Section 240. 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Section 240 13d-1(c), check this
box.   [X]


Item 4. Ownership.

     (a)  Amount beneficially owned:

          N/A

     (b)  Percent of class:

          N/A

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote N/A

          (ii) Shared power to vote or to direct the vote

               N/A

          (iii) Sole power to dispose or to direct the disposition of N/A

          (iv) Shared power to dispose or to direct the disposition of

               N/A

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 13, 2001
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Jennifer I. Lederman
                                                  -----------------------------
                                                           (Signature)



                                                  Jennifer I. Lederman/
                                                  The Royal Trust Company,
                                                  Authorized Signatory
                                                  -----------------------------
                                                           (Name/Title